Exhibit 99.1
                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE


LEGEND INTERNATIONAL HOLDINGS ANNOUNCES APPOINTMENT OF FOUR NEW DIRECTORS AND CONFIRMS ISSUE OF 5,000,000 SHARES TO IFFCO VIA OPTIONS EXERCISED AT $2.50

Melbourne Australia - August 12, 2008 - Legend International Holdings, Inc (OTCBB: LGDI) with phosphate projects in the State of Queensland, Australia announced today that the Managing Director of Indian Farmers Fertiliser Cooperative Limited ("IFFCO"), Dr U.S Awasthi and Mr Manish Gupta, Executive Director of IFFCO, Dr Allan Trench and Mr Henry Herzog have joined the Board of Legend. The Company also announced it has issued 5,000,000 shares of common stock to IFFCO at $2.50 in accordance with the exercise of options previously announced on August 6, 2008.

Dr U.S Awasthi

Dr. Awasthi has been the Managing Director of IFFCO since February 1993, the largest producer and seller of fertilisers in India. IFFCO produced 7.012 million tonne of fertiliser during 2006-07. After graduating in Chemical Engineering from Banaras Hindu University, Dr. Awasthi started his career with Shriram Chemical Industries, Kota in 1967. In 1971, he joined Zuari Agro-Chemicals Ltd., Goa. During 1976-86, he worked in various pivotal positions in IFFCO & KRIBHCO and acquired all-round expertise in planning and execution of fertiliser plants and was closely associated with the construction of Hazira as well as Aonla Projects. In 1986, he joined Pyrites, Phosphates & Chemicals Limited (PPCL) as its Chairman and Managing Director. He also held additional charge as Chairman & Managing Director of Rashtriya Chemicals & Fertilisers Ltd.
(RCF) from April 1991 to March 1992.

Dr. Awasthi was the Chairman of the Fertiliser Association of India (FAI), New Delhi, during 1994-96. He held the position of President, International Fertiliser Industry Association (IFA), Paris during 1997-99. IFA is an organisation of 457 member companies from 80 countries. Dr. Awasthi had the honour of having represented the Industry point of view at HIGH LEVEL SEGMENT in the 6th Session of United Nations Commission on Sustainable Development and delivered a speech at ECOSOC Chamber, United Nations Headquarters, New York on Wednesday, April 29, 1998. Dr. Awasthi has over 30 papers to his credit and has co-authored a book `Fertiliser Industry in India'.

Mr Manish Gupta

Mr Manish Gupta graduated from the Indian Institute of Technology (IIT), Delhi, India in 1988 with a Bachelor of Technology specialising in Civil Engineering
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and continued his studies at the Institute of Management (IIM), Calcutta, India
where he gained a Post Graduate Diploma in Management in 1990 specialising in Development, Marketing, and then at the University of Pune, Pune, India where he gained a Bachelor of Laws (LLB) in 1996 excelling in Taxation and Commercial Laws. Mr Gupta has held several positions in the Indian Government including with the Indian Taxation Office and as Deputy Secretary to the Government of India, Ministry of Chemicals and Fertilisers, and as an Additional Commissioner of Income Tax and Officer on Special Duty to the Revenue Secretary, Government of India.

In May 2004, he joined IFFCO and currently heads the strategic management team of IFFCO, responsible for formulating the future vision of the society and associated strategic decision making including setting up new ventures and partnerships, acquisition of existing ventures and diversification in new areas.

Dr Allan Trench

Dr Allan Trench is a geologist/geophysicist and business management consultant with approximately 20 years experience within the Australian resources sector across a number of commodity groups. Dr Trench holds a Bachelor of Science (Honours), a doctorate in Geophysics, a master of Business Administration (Distinction) from Oxford University and a Master of Science (Distinction) in Mineral Economics. He commenced his career as an academic at Oxford University in England before moving to Australia on a Royal Society Fellowship. After a period at the University of Western Australia he joined WMC as the Exploration Manager for the Leinster-Mt Keith region. Dr Trench then managed a number of exploration companies associated with Mr. Joseph Gutnick before joining McKinsey & Company as a management consultant.

In his role at McKinsey, Dr Trench was an advisor to a number of large international resources companies on strategic, organisation and operational issues. From 2004 to 2006 Dr Trench was employed in a contract role as corporate strategist end benchmarking manager at Woodside Energy, helping to building Woodside's capability in strategy, benchmarking and performance improvement across its global asset portfolio. Dr Trench also serves as a non executive director for two other resource companies and currently holds the title of Adjunct Professor of Mineral Economics & Mine Management at the WA School of Mines, Curtain University.

Mr Henry Herzog

Mr Henry Herzog has served in a number of various positions as President, Vice President or Director on a number of publically listed companies in Australia and the United States, predominantly in the mining sector. Mr Herzog has restructured and reorganised several publically listed companies including U.S. company Bayou International Limited where he served as its President and Chief Executive Office from 1986-1988 and then as a Vice President through to June, 1999.

Mr Herzog has also occupied a variety of other management and consulting roles and has over forty years of business experience. Mr Herzog has spent the last six years managing a number of private investment entities and currently sits on the Board of Trustees of a non-profit college of higher education.


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

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB:LGDI) is a mining and agriculture resource development company. The Company is principally focused on developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company's exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net

About IFFCO

IFFCO is India's largest fertiliser enterprise, a cooperative with over 50 million farmers associated with it, primarily engaged in production and marketing of nitrogenous and phosphate fertilisers in India. IFFCO has five fertiliser plants in India with a domestic annual capacity of producing 4.3 million tonnes of phosphatic fertilisers and 4.2 million tonnes of nitrogenous fertilisers. In addition to setting up the fertiliser manufacturing units in India, IFFCO has made strategic investments in several joint ventures in India and overseas. More details on IFFCO are available on its website www.iffco.nic.in

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2008 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Joseph Gutnick                             General Manager Business
CHIEF EXECUTIVE OFFICER                        NEW YORK OFFICE
Legend International Holdings Inc              LEGEND INTERNATIONAL HOLDINGS INC
Tel:  +011 613 8532 2866                       Tel: (212) 223 0018
Fax: +011 613 8532 2805                        Fax: (212) 223 1169
E-mail: josephg@axisc.com.au                   E-mail: legendinfo@axisc.com.au
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